                                                                    EXHIBIT 10.9

                                 DOCENT, INC.

                     OFFICER'S CHANGE IN CONTROL AGREEMENT

     This Agreement ("Agreement") is made effective as of the 14th day of October, 1999, by and between Docent, Inc. (the "Company"), a Delaware corporation, and David Mandelkern (the "Officer").

     Whereas, the Company has granted to Officer options for the purchase of the Company's Common Stock (the "Officer's Option Shares"); and

     Whereas, the Company seeks to retain the Officer as an at-will employee.

     Now Therefore, in consideration of the covenants and with the intention of being legally obligated by the provisions set forth herein, the parties hereby agree as follows:

     1.  Definitions.  Certain terms herein as defined as follows:

         (a) "Change in Control" means (i) the sale, lease or other disposition of all or substantially all of the assets of the Company or (ii) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, excluding any consolidation or merger effected exclusively to change the domicile of the Company.

         (b) "Cause" means misconduct, including but not limited to: (i) conviction of any felony or any crime involving moral turpitude or dishonesty,
(ii) participation in a fraud or act of dishonesty against the Company, (iii) conduct that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates gross unfitness to serve, or (iv) material violation of any contract between the Company and the Officer or any statutory duty of the Officer to the Company that is not corrected within thirty
(30) days after written notice thereof. Physical disability shall not constitute "Cause."

         (c) "Compensation" means the Officer's current quarter's projected aggregate cash remuneration based on the Officer's base salary, plus, as applicable: (i) the Officer's current quarter's management bonus, assuming performance of all quarterly bonus criteria; and/or (ii) the Officer's current quarter's sales commissions, assuming performance of the Officer's quarterly quota.

         (d) "Good Re ason" means, with respect to the voluntary termination of the continuous service of the Officer in connection with a Change in Control:
(i) reduction of Officer's current quarter's rate of Compensation as in effect immediately prior to the Change in Control by greater than ten percent (10%), except to the extent the compensations of at least a majority of other officers of the Company that have signed agreements substantially similar to this Agreement have been similarly reduced; (ii) failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which Officer is entitled to participate immediately prior to the Change in Control (except that Officer's

DOCENT, INC.
OFFICER'S CHANGE IN CONTROL AGREEMENT
David Mandelkern
14 October, 1999
Page 2


contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company or a successor to the Company that would adversely affect Officer's participation or reduce Officer's benefits under any of such plans; (iii) a significant change in Officer's responsibilities, authority, titles or offices resulting in diminution of position, excluding for this purpose an isolated action not taken in bad faith that is remedied by the Company or a successor to the Company promptly after notice thereof is given by Officer; or (iv) a request that Officer relocate to a worksite that is more than fifty (50) miles from Officer's prior worksite, unless Officer accepts such relocation opportunity.

     2. Change in Control. If the Officer's employment with the Company is terminated within six (6) months after any Change in Control either (i) by the Company or a successor to the Company for any reason other than for Cause or
(ii) by the Officer for Good Reason, the vesting of all the unvested Officer's Option Shares shall be accelerated one year forward. In the event of a Change in Control, the references herein to the "Company" shall be deemed to refer to any successor to the Company.

     3. Waiver. Notwithstanding anything to the contrary contained in this Agreement, if (i) the Company enters into a Change in Control transaction that is to be accounted for as a pooling of interest, and (ii) the accountant(s) for either the Company or the acquirer determines that a particular provision contained in this Agreement, or that this Agreement in its entirety, would cause the Change in Control transaction to be ineligible as a pooling of interest transaction, then the particular provision or the entire Agreement, as the case may be, shall not be applicable with respect to such Change in Control transaction.

     4.  Parachute Payments.

         (a) In the event it shall be determined that any payment or distribution by the Company to or for the benefit of Officer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code (the "Code"), then the aggregate present value of such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of such Payment without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment would nevertheless be nondeductible by the Company for federal income tax purposes because of Section 28OG of the Code, then the aggregate present value of such Payment shall also be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of such Payment without causing such Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 4, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

         (b) All determinations required to be made under this Section 4 shall be made by the Company's independent auditors. Such auditors shall provide detailed supporting calculations both to the Company and Officer within fifteen
(15) business days of the date that Officer's employment with the Company terminates or such earlier time as is requested by the

DOCENT, INC.
OFFICER'S CHANGE IN CONTROL AGREEMENT
David Mandelkern
14 October, 1999
Page 3


Company. Any such determination by the Company's independent auditors shall be binding upon the Company and Officer. The Company shall determine which and how much of the Payment or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 4, within thirty (30) business days of the receipt of the calculations made by the Company's independent auditors and shall notify Officer promptly of such election. Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of Officer such amounts as are then due to Officer under this Agreement.

         (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Company's independent auditors hereunder, it is possible that a Payment or Payments, as the case may be, will have been made by the Company that should not have been made ("Overpayment") or that an additional Payment or Payments, as the case may be, which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Company's independent auditors, based upon the assertion of a deficiency by the Internal Revenue Service against Officer or the Company that the Company's independent auditors believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Officer shall be treated for all purposes as a loan ab initio to Officer that Officer shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided however, that no such loan shall be deemed to have been made and no amount shall be payable by Officer to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Officer is subject to tax under Section 1 and
Section 4999 of the Code or generate a refund of such taxes. In the event that the Company's independent auditors, based upon controlling precedent or other substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Officer together with interest at the applicable federal rate provided for in
Section 7872(f)(2) of the Code.

     5. Return of Materials. At the termination of your relationship with the Company, Officer will promptly return to the Company, and will not take with or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company's business.

     6. Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Officer and the Company with respect to the terms and conditions of the Officer's employment specified herein. Officer enters into this Agreement voluntarily and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement does not, however, supersede or modify the Officer's Proprietary Information and Inventions Agreement or the terms of the Officer's offer letter. This Agreement may not be amended or modified except by a written instrument signed by Officer and a duly authorized officer of the Company.

     7. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this

DOCENT, INC.
OFFICER'S CHANGE IN CONTROL AGREEMENT
David Mandelkern
14 October, 1999
Page 4


Agreement, and the Agreement, including the invalid or unenforceable provisions, should be enforced insofar as possible to achieve the intent of the parties.

     8. Binding Nature. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

     9. Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California. The parties hereto hereby (a) expressly consent to the personal jurisdiction and venue of the state and federal courts located in Santa Clara County, California for any action brought by either party to interpret or enforce any provision of this Agreement and (b) agree not to assert (by way of motion, as a defense or otherwise), in any such action any claim that such legal proceeding has been brought in an inconvenient forum.

     10. Dispute Resolution/Attorneys' Fees. Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. ("JAMS") under the then existing JAMS arbitration rules. You understand and agree that this provision waives your right to a jury trial on these claims. This arbitration shall be held in the San Francisco Bay Area. Nothing in this Section 10 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

     11. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     12. Restricted Activities. Officer agrees that during the period of Officer's employment by the Company Officer will not, without the Company's express written consent, engage in any employment or business activity other than Officer's employment by the Company. Officer agrees further that for the period of Officer's employment by the Company and for at least one (1) year after the date of termination of Officer's employment by the Company, Officer will not, either directly or indirectly, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company to become an employee, consultant or independent contractor to or for any other person or entity. Officer agrees further that for the period of Officer's employment by the Company and for at least one (1) year after the date of termination of Officer's employment by the Company, Officer will not solicit the business of any client or customer of the Company (other than on behalf of the Company).

DOCENT, INC.
OFFICER'S CHANGE IN CONTROL AGREEMENT
David Mandelkern
14 October, 1999
Page 5


     In Witness Whereof, the parties have executed this agreement as of the date first set forth above.

Docent, Inc.                                 Officer



By: /s/ David R. Ellett                      /s/ David Mandelkern
    ------------------------------           --------------------------------
    (David R. Ellett)                        (David Mandelkern)

Title: Chief Executive Officer
       ---------------------------------